SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Check the appropriate box:
[X]	Filed by the registrant
[ ]	Filed by a party other than the registrant

[ ]	Preliminary proxy statement	[X]	Definitive proxy statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive additional materials	[ ]	Soliciting material pursuant to Rule 14a-12

EQUITY ONE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date Filed:

EQUITY ONE, INC.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 25, 2001

To the Stockholders of EQUITY ONE, INC.:

Equity One, Inc. will hold its 2001 Annual Meeting of Stockholders in the Banyan Room at the Sheraton Bal Harbor, 9701 Collins Avenue, Bal Harbor, Florida 33154, on May 25, 2001, at 10:00 a.m., local time, to:

1. Elect one Director to hold office until Equity One's 2002 Annual Meeting of Stockholders, elect one Director to hold office until Equity One's 2003 Annual Meeting of Stockholders, and elect three Directors to hold office until Equity One's 2004 Annual Meeting of Stockholders;

2. Ratify Deloitte & Touche LLP as Independent Auditors for the period ending December 31, 2001; and

3. Transact such other business as may properly come before the Annual Meeting.

If you own shares of Equity One common stock as of the close of business on March 30, 2001 (the "Record Date"), you can vote those shares by proxy or at the meeting.

By Order of the Board of Directors

ALAN J. MARCUS
Secretary

North Miami Beach, Florida
April 25, 2001

Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

2001 ANNUAL MEETING OF STOCKHOLDERS
OF
EQUITY ONE, INC.

PROXY STATEMENT

The Board of Directors of Equity One, Inc., a Maryland corporation ("Equity One", or the "Company"), is soliciting proxies from the holders of Equity One's common stock, par value $0.01 per share (the "Common Stock"), to be voted at the 2001 Annual Meeting of Stockholders of Equity One to be held in the Banyan Room at the Sheraton Bal Harbor, 9701 Collins Avenue, Bal Harbor, Florida 33154, on May 25, 2001 at 10:00 a.m., local time, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). We are sending this Proxy Statement in connection with the proxy solicitation.

Equity One is making its first mailing of this Proxy Statement and the enclosed form of proxy on or about April 25, 2001. You should review the information provided herein in conjunction with Equity One's 2000 Annual Report, which accompanies this Proxy Statement. Equity One's principal executive office is currently located at 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, and its telephone number is (305) 947-1664.

INFORMATION CONCERNING THE PROXY

The enclosed proxy is solicited on behalf of Equity One's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with Equity One's Secretary at Equity One's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by Equity One at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne by Equity One. In addition to the use of mail, employees of Equity One may solicit proxies personally and by telephone. Equity One's employees will receive no compensation for soliciting proxies other than their regular salaries. Equity One may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Equity One may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, Equity One's stockholders will consider and vote upon the following matters:

1. The election of one Director to hold office until Equity One's 2002 Annual Meeting of Stockholders, the election of one Director to hold office until Equity One's 2003 Annual Meeting of Stockholders, and the election of three Directors to hold office until Equity One's 2004 Annual Meeting of Stockholders;

2. The ratification of Deloitte & Touche LLP as Independent Auditors for the period ending December 31, 2001; and

3. Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted FOR items (1) and (2) above. In the event a stockholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made. The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Who Can Vote

Only stockholders of record at the close of business on March 30, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On that date, there were 12,960,100 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting.

General Information on Voting

Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

In order for business to be conducted, a quorum must be represented at the meeting. A quorum is 50% of the shares entitled to vote. The election of the director nominees must be approved by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, Equity One will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions are treated as present and entitled to vote, but are not counted as votes cast "for" or "against" any matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted.

A list of stockholders entitled to vote at the Annual Meeting will be available at Equity One's principal executive offices, 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

SECURITY OWNERSHIP

The following table sets forth, as of April 1, 2001, on which date there were 13,011,900 shares of Common Stock outstanding, the number of shares of Common Stock of Equity One which were owned beneficially by (i) each person who is known by Equity One to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) the Named Executive Officers (as defined in "Executive Compensation") and (iv) all directors and executive officers of Equity One as a group:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Outstanding Shares Owned

Chaim Katzman (3)	8,953,290	67.32%
Gazit-Globe (1982) Ltd. (4)	8,229,239	63.24%
M.G.N. (USA), Inc.	3,835,672	29.48%
Gazit (1995), Inc.	3,274,749	25.17%
Nathan Hetz (5)	2,029,000	14.45%
Alony Hetz Properties & Investments, Ltd. (6)	2,025,000	14.43%
Doron Valero (7)	562,940	4.25%
Howard M. Sipzner (8)	83,499	*
Noam Ben-Ozer (9)	23,502	*
Shaiy Pilpel (10)	23,500	*
Barbara Miller (11)	21,303	*
Alan J. Marcus (12)	20,002	*
Robert L. Cooney (13)	20,000	*
Ronald S. Chase (14)	17,000	*
Alan Merkur	15,400	*
Peter Linneman	4,000	*
Dori Segal	4,000	*
All executive officers and directors of Equity One as a group (13 persons)	11,777,436	80.09%

*	Represents ownership of less than 1.0%
1.	Unless otherwise indicated, the address of each beneficial owner is Equity One, Inc., 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
2.

A person is deemed to be the beneficial owner of securities that can be acquired by such persons within 60 days from the date hereof upon the exercise of options and warrants or purchasable pursuant to an executory contract to acquire Common Stock. Each beneficial owner's percentage ownership is determined by assuming that options and warrants and shares purchasable under an executory contract that are held by such person (but not those held by any other person) and that are exercisable or purchasable within 60 days from the date hereof have been exercised or purchased. For purposes of this table, a beneficial owner of securities includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power which includes the power to vote, or direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, Equity One believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

3.

Includes (i) 3,274,749 shares of Common Stock owned by Gazit (1995), Inc. ("Gazit (1995)") which Mr. Katzman may be deemed to control; (ii) 3,835,672 shares of Common Stock owned by M.G.N. (USA), Inc. ("M.G.N.") which Mr. Katzman may be deemed to control; (iii) 1,118,818 shares of Common Stock owned by Gazit-Globe (1982) Ltd. ("Gazit-Globe (1982)"); (iv) 371,034 shares of Common Stock owned by Mr. Katzman; (v) 287,984 shares of Common Stock issuable to Mr. Katzman upon the exercise of options granted under the 1995 Stock Option Plan, which options are all currently exercisable; and (vi) 65,033 shares of common stock for which Mr. Katzman is custodian for his minor children.

4.	Includes (i) 1,118,818 shares of Common Stock owned by Gazit-Globe (1982); (ii) 3,835,672 shares of Common Stock owned by M.G.N.; and (iii) 3,274,749 shares of Common Stock owned by Gazit (1995).
5.

Includes (i) 1,000,000 shares of Common Stock owned by Alony Hetz Properties & Investments, Ltd. ("Alony Hetz") of which Mr. Hetz may be deemed to control; (ii) 375,000 shares of Common Stock issuable to Alony Hetz upon the exercise of Warrants owned by Alony Hetz and exercisable through December 31, 2001; (iii) 650,000 shares of Common Stock issuable to Alony Hetz upon the exercise of Warrants owned by Alony Hetz and exercisable through December 31, 2002; and (iv) 4,000 shares of Common Stock owned by Mr. Hetz. Does not include 925,000 shares of Common Stock which the Company is obligated to sell and Alony Hetz is obligated to purchase on or before August 17, 2001.

6.

Includes (i) 1,000,000 shares of Common Stock owned by Alony Hetz; (ii) 375,000 shares of Common Stock issuable to Alony Hetz upon the exercise of warrants owned by Alony Hetz and exercisable through December 31, 2001; and (iii) 650,000 shares of Common Stock issuable to Alony Hetz upon the exercise of warrants owned by Alony Hetz and exercisable through December 31, 2002. Does not include 925,000 shares of Common Stock which the Company is obligated to sell and Alony Hetz is obligated to purchase on or before August 17, 2001.

7.

Includes (i) 317,593 shares of Common Stock owned by Mr. Valero; and (ii) 245,347 shares of Common Stock issuable to Mr. Valero upon the exercise of options granted to Mr. Valero under the 1995 Stock Option Plan, which options are currently exercisable.

8.

Includes (i) 39,749 shares of Common Stock owned by Mr. Sipzner; and (ii) 43,750 shares of Common Stock issuable to Mr. Sipzner upon the exercise of options granted to Mr. Sipzner under the 1995 Stock Option Plan, which options are currently exercisable.

9.

Includes (i) 4,002 shares of Common Stock owned by Mr. Ben-Ozer; and (ii) 19,500 shares of Common Stock issuable to Mr. Ben-Ozer upon the exercise of options granted to Mr. Ben-Ozer under the 1995 Stock Option Plan, which options are currently exercisable.

10.

Includes (i) 4,000 shares of Common Stock owned by Mr. Pilpel; and (ii) 19,500 shares of Common Stock issuable to Mr. Pilpel upon the exercise of options granted to Mr. Pilpel under the 1995 Stock Option Plan, which options are currently exercisable.

11.

Includes (i) 6,303 shares of Common Stock owned by Ms. Miller; and (ii) 15,000 shares of Common Stock issuable to Ms. Miller upon the exercise of options granted to Ms. Miller under the 1995 Stock Option Plan, which options are currently exercisable.

12.

Includes (i) 5,002 shares of Common Stock owned by Mr. Marcus; and (ii) 15,000 shares of Common Stock issuable to Mr. Marcus upon the exercise of options granted to Mr. Marcus under the 1995 Stock Option Plan, which options are currently exercisable.

13.

Includes (i) 7,000 shares of Common Stock owned by Mr. Cooney; and (ii) 13,000 shares of Common Stock issuable to Mr. Cooney upon the exercise of options granted to Mr. Cooney under the 1995 Stock Option Plan, which options are currently exercisable.

14.

Includes (i) 7,000 shares of Common Stock owned by Mr. Chase; and (ii) 10,000 shares of Common Stock issuable to Mr. Chase upon the exercise of options granted to Mr. Chase under the 1995 Stock Option Plan, which options are currently exercisable.

MANAGEMENT

Executive Officers and Directors

The executive officers and directors of Equity One are as follows:

Name	Age	Position
Chaim Katzman	51	Chairman of the Board and Chief Executive Officer
Doron Valero	44	President, Chief Operating Officer and Director
Howard M. Sipzner	39	Chief Financial Officer and Treasurer
Alan Merkur	51	Vice President and Head of Acquisitions
Barbara Miller	50	Vice President and Head of Property Management
Alan J. Marcus	44	Secretary
Noam Ben-Ozer	37	Director
Ronald S. Chase	57	Director
Robert L. Cooney	67	Director
Nathan Hetz	48	Director
Peter Linneman	50	Director
Shaiy Pilpel	49	Director
Dori Segal	39	Director

ELECTION OF DIRECTORS

Equity One's Board of Directors is divided into three classes; Class I, Class II and Class III. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board of Directors serves, subject to election by the stockholders at the next annual meeting after appointed, for a term ending at the annual meeting of stockholders at which the term of the class to which the director was appointed ends. Each director serves until his successor is elected and qualified or until his earlier death, resignation or removal.

At this meeting, five directors in three classes have been nominated. Peter Linneman has been nominated as a Class I director for a term expiring at the 2002 Annual Meeting. Noam Ben-Ozer has been nominated as a Class II director for a term expiring at the 2003 Annual Meeting. Robert L. Cooney, Nathan Hetz and Dori Segal have been nominated as Class III directors for terms expiring at the 2004 Annual Meeting. The abbreviated Class I and Class II terms will balance the three classes and achieve a staggered board. Information is provided below with respect to the one nominee for Class I director, one nominee for Class II director and three nominees for Class III directors, as well as the four other directors whose terms will continue after the 2001 Annual Meeting.

Each director nominee now serves as a director of Equity One. The Board of Directors has no reason to believe that such nominees will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for such other persons as may be designated by the Board of Directors.

Nominees for Election

Class I Director (term to expire in 2002)

Peter Linneman was appointed as a director by the Board of Directors in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman has been actively involved in corporate governance, strategy, and operation for over twenty years. During the period spanning 1993 to the present, he has served on the Board of Directors of Rockefeller Center Properties (including serving as its Chairman from 1995 to 1996), Gable Residential Properties, Kranzco Realty Trust, Albert Abela Group, Sunbelt Properties, Crosland Group and GMFS, and is currently serving as a board member of the last three. Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago, and is the Principal of Linneman Associates, a real estate advisory firm.

Class II Director (term to expire in 2003)

Noam Ben-Ozer has been a director of Equity One since 1996. Most recently, Mr. Ben-Ozer co-founded iPhrase Technologies, Inc. where he currently serves as Chairman and CEO. From 1994 to 1999, Mr. Ben-Ozer served as a consultant for Bain & Company. From 1993 to 1994, Mr. Ben-Ozer served as an outside consultant to Lemout & Hauspie Speech Products. Mr. Ben-Ozer is a certified public accountant in Israel, and received an M.B.A. from the Harvard Business School in 1994.

Class III Directors (term to expire in 2004)

Robert L. Cooney was appointed as a director in November 1997. He currently serves as a partner of Cooney, Schroeder & Co., a private financial consulting firm he founded in February 1997. From 1977 until January 1997, Mr. Cooney was Managing Director, Equity Capital Markets at Credit Suisse First Boston. He currently serves as a director of Edison Control Corporation, a Nasdaq OTC Bulletin Board company, which manufactures and distributes systems of pipes, couplings, hoses and other equipment used in pumping concrete. Mr. Cooney also serves as a director of Hoenig Group Inc., a Nasdaq National Market listed company that provides global securities brokerage, marketing and distribution of proprietary and independent research and other services to institutional investors. Mr. Cooney is a graduate of the College of the Holy Cross and the Harvard Business School.

Nathan Hetz was appointed as a director by the Board of Directors in November 2000. Mr. Hetz has served since November 1990 as the Chief Executive Officer and a principal shareholder of Alony Hetz Properties & Investments Ltd., an Israeli corporation whose shares are publicly traded on the Tel Aviv Stock Exchange. Mr. Hetz also serves on the board of United Mizrahi Bank Ltd., one of Israel's leading banks, and on the board of Centrefund Realty Corporation, a publicly traded, Canadian real estate company with holdings in the United States and Canada. Mr. Hetz is a graduate of Tel-Aviv University in Israel where he received a B.A. in accounting, and is a Certified Public Accountant in Israel.

Dori Segal was appointed as a director by the Board of Directors in November 2000. Mr. Segal has served since October 1998 as President of Gazit-Globe (1982), a publicly traded holding company listed on the Tel-Aviv Stock Exchange, and the principal investor in Equity One. Since August 2000, Mr. Segal has served as Chief Executive Officer, President and as Vice Chairman of the Board of Centrefund Realty Corporation. From 1995 to 1998, Mr. Segal served as the President of Gazit (Israel) Ltd.

Continuing Board Members

Class I Directors (term to expire in 2002)

Ronald S. Chase has served as a director of Equity One since 1998. Mr. Chase has been the President and owner of Chase Holdings & Advisory Services, Inc., which provides financial advisory services to corporations and litigation attorneys, since June 1991. In addition, Mr. Chase is the owner and has served as President of each of RSC Development, Inc., a residential developer, and CFATH20, Inc., a water treatment facility, both of which are located in Ocala, Florida, since approximately November 1993. Mr. Chase is a certified public accountant who formerly served as Managing Partner of Deloitte & Touche, LLP. Mr. Chase has served as a director of Capital Factors Holding, Inc., a publicly traded company, and Capital Factors, Inc., since September 1992, and as a director of Union Planters Bank of Florida, formerly Capital Bank, since July 1993. Mr. Chase received his B.S. in Business Administration from the University of California in 1965.

Dr. Shaiy Pilpel has served as a director of Equity One since 1996. Dr. Pilpel has headed the trading operation at Wexford Management, an investment firm, since 1996. From 1995 to 1996, Dr. Pilpel was a managing director of Canadian Imperial Bank of Commerce where he headed the Mortgage Arbitrage and Quantitative Strategies proprietary trading group, and prior thereto, a portfolio manager for Steinhardt Partners. Dr. Pilpel received a B.S. in mathematics and B.A. in philosophy from Tel Aviv University, an M.Sc. in mathematics from the Hebrew University in Jerusalem, a Ph.D. in Statistics from the University of California at Berkeley and an M.B.A. from Columbia University.

Class II Directors (term to expire in 2003)

Chaim Katzman has served as Chairman of the Board, Chief Executive Officer, and until November 2000, as President, of Equity One since its formation in 1992. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the southeastern United States since 1980. Mr. Katzman purchased the controlling interest of Gazit Inc. in May 1991, has served as its Chairman of the Board and Chief Executive Officer since that time, and remains its largest stockholder. Mr. Katzman has served as a director of Gazit-Globe (1982) since 1994 and as its Chairman since 1998. Mr. Katzman also serves as Chairman of the Board of Centrefund Realty Corporation. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973.

Doron Valero has served as Senior Vice President, Chief Operating Officer and a director of Equity One since 1994, and was elected as its President in November 2000. Prior to joining Equity One, Mr. Valero served as President and Chief Executive Officer of Global Fund Investment, Inc., a real estate investment and management company, from 1990 to 1993. A licensed mortgage broker in Florida, Mr. Valero is a member of NAREIT and ICSC. Mr. Valero received a B.S.E. from Nova University in 1986.

Directors' Compensation

Non-employee directors are eligible to receive 2,000 shares of Common Stock upon their initial election to the Board of Directors and 2,000 shares of Common Stock annually on January 1, which shares shall vest according to the following schedule: 1,000 shares on December 31 of the year of the grant and 1,000 shares on December 31 of the following year. In addition, each non-employee director will receive a fee of $1,000 for each Board of Directors meeting or committee meeting attended in person, plus reimbursement for reasonable expenses incurred in attending the meeting and a fee of $250 for each telephonic meeting attended. Officers of Equity One who are directors will not be paid any directors' fees.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires Equity One's directors, executive officers and persons who own more than ten percent of Equity One's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish Equity One with copies of all such reports they file.

To Equity One's knowledge, based solely on a review of the copies of such reports furnished to Equity One and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2000.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2000, Equity One's Board of Directors held five meetings. Each director of Equity One attended at least 75% of the aggregate of (i) the number of the meetings of the Board which were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period that such person served on such committee, except Noam Ben-Ozer who attended four out of six total Board and committee meetings.

Equity One has three standing committees: the Executive Committee, the Audit and Review Committee and the Compensation Committee. In addition, Equity One has a temporary, Special Independent Committee. Equity One does not have a nominating committee.

The Executive Committee is currently comprised of Chaim Katzman, Doron Valero and Ronald Chase. The Executive Committee is authorized to perform all functions which may be lawfully delegated by the Board of Directors, provided, however, that the Executive Committee can only act based on a unanimous vote and that the Executive Committee may only approve acquisitions of property similar to that in Equity One's portfolio requiring an initial equity investment of up to $15.0 million and acquisitions of vacant land with an initial equity investment of up to $5.0 million in the aggregate. The Executive Committee met or took action by consent seven times during the year ended December 31, 2000.

The Audit and Review Committee is currently composed of Shaiy Pilpel, Robert Cooney and Ronald Chase. The members of the Audit and Review Committee are independent, as defined under the New York Stock Exchange listing standards. The Audit Committee's functions include recommending to the Board of Directors the engagement of Equity One's independent certified public accountants, reviewing with such accountants the plan and results of their audit of Equity One's financial statements and determining the independence of such accountants. The Audit and Review Committee met three times during the year ended December 31, 2000.

The Compensation Committee is currently comprised of Shaiy Pilpel, Robert Cooney and Ronald Chase. The Compensation Committee's functions consist of administering Equity One's 2000 Executive Incentive Compensation Plan (the "2000 Plan") and 1995 Stock Option Plan (the "1995 Plan"); recommending and approving grants of stock options and/or restricted securities under the 2000 Plan and 1995 Plan; and recommending, reviewing and approving the salary and fringe benefits policies of Equity One, including compensation of the executive officers of Equity One. The Compensation Committee met one time during the year ended December 31, 2000.

The Special Independent Committee is currently comprised of Robert Cooney, Noam Ben-Ozer, Peter Linneman and Ronald Chase. The Special Independent Committee was established by the Board of Directors in November 2000 in order to evaluate any prospective business combination with Centrefund Realty (U.S.) Corporation, a wholly-owned subsidiary of Centrefund Realty Corporation, whose majority investor, Gazit-Globe (1982), is also the majority investor of Equity One. The Special Independent Committee met one time during the year ended December 31, 2000.

REPORT OF THE AUDIT AND REVIEW COMMITTEE OF THE BOARD OF DIRECTORS OF EQUITY ONE, INC.

The Audit and Review Committee of the Board of Directors of Equity One serves as the representative of the Board for general oversight of Equity One's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit and Review Committee's written charter, as adopted by the Board of Directors, appears as Appendix A to this proxy statement. Equity One's management has primary responsibility for preparing Equity One's financial statements and for Equity One's financial reporting process. Equity One's independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of Equity One's audited financial statements to generally accepted accounting principles. In this context, the Audit and Review Committee hereby reports as follows:

1. The Audit and Review Committee has reviewed and discussed the audited financial statements with Equity One's management.

2. The Audit and Review Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit and Review Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence. The Aggregate fees billed to Equity One for the year ending December 31, 2000 by Equity One's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") are as follows:

Audit Fees	$86,000
Financial Information Systems Design and Implementation Fees	0
Other (tax consulting, tax return preparation and other non-audit services)	50,000
Total	$136,000

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Review Committee recommended to the Board of Directors of Equity One, and the Board has approved, that the audited financial statements be included in Equity One's Annual Report on Form 10-K405/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

The undersigned members of the Audit and Review Committee have submitted this report to Equity One.

Ron Chase
Robert Cooney
Shaiy Pilpel

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF EQUITY ONE, INC.

The Compensation Committee is generally responsible for determining the compensation of Equity One's executive officers. The Compensation Committee is comprised of three of Equity One's outside directors, Shaiy Pilpel, Robert Cooney and Ronald Chase. The Compensation Committee's general philosophy with respect to the compensation of Equity One's executive officers is to offer competitive compensation programs designed to (i) attract and retain key executives critical to Equity One's long-term success, (ii) reward the executive's contribution and personal performance, and (iii) align the interests of Equity One's executives with Equity One's stockholders. The three components of Equity One's executive compensation program are base salary, cash bonus and long-term incentive compensation consisting of options and/or grants of restricted stock.

The Compensation Committee believes that stock options and grants of restricted stock are important long-term incentives to its executive officers to remain with Equity One and to improve performance. The 1995 Plan and the 2000 Plan enable the Compensation Committee to designate grants of stock options and/or restricted stock to executive officers and employees to align their interests with those of the stockholders. During the year ended December 31, 2000, the Compensation Committee awarded 96,000 shares of restricted stock to four employees of Equity One, and awarded options to purchase 225,000 shares of Common Stock to two employees. In determining grants of stock options and/or restricted stock, the Compensation Committee considers a number of factors, including the employee's position, responsibilities and performance, the number of outstanding options held by the employee and competitive practices of other companies generally.

Equity One bases the Chief Executive Officer's compensation on the same philosophy and policies as for all other executive officers. This compensation includes base salary, cash bonus and long-term incentive compensation consisting of grants of options and/or restricted stock. The overall levels of compensation are influenced to a degree, by the compensation practices of public equity REITs of a comparable size and scope as Equity One.

Chaim Katzman, Equity One's Chairman of the Board and Chief Executive Officer; Doron Valero, Equity One's President and Chief Operating Officer; Howard Sipzner, Equity One's Treasurer and Chief Financial Officer; Alan Merkur, Equity One's Vice President and Director of Acquisitions; and Barbara Miller, Equity One's Vice President and Head of Property Management, receive annual compensation and long-term compensation pursuant to employment agreements which have been approved by Equity One's Board of Directors.

The employment agreements stipulate that the calculation of cash bonuses and long term compensation shall be based on a comparison of Equity One's growth in Funds from Operations per share relative to the growth in Funds from Operations per share of a peer group of comparable real estate investment trusts. The cash bonus calculation provides for annual cash bonuses ranging from 20% to 75% of base salary depending on the executive's position and Equity One's performance relative to the peer group. For the year 2000 and onward, the Compensation Committee established a bonus deferral plan, whereby each executive officer may elect to receive restricted Common Stock at a 15% discount to the fair market value of the Common Stock in lieu of all or some of his or her cash bonus. Restricted Common Stock granted through the bonus deferral plan will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. If the executive terminates his or her employment with Equity One, the unvested portion of any restricted Common Stock received under the bonus deferral plan would be forfeited.

Ronald Chase
Robert Cooney
Shaiy Pilpel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following compensation table sets forth, for the fiscal years ended December 31, 1998, 1999 and 2000, the cash and certain other compensation paid or accrued by Equity One to Equity One's Chief Executive Officer and other executive officers whose total 2000 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#)	All Other Compensa-tion ($) (1)

Chaim Katzman Chairman of the Board and Chief Executive Officer	2000 1999 1998	$293,562 $286,000 $269,000	$933 $118,254 $75,000	(3)	$38,714 -- --	(3)	$717,936 -- --	(3)	-- -- 287,994	(4), (5)	-- -- --
Doron Valero President and Chief Operating Officer	2000 1999 1998	$220,171 $214,000 $202,000	$440 $88,690 $75,000	(6)	$29,074 -- --	(6)	$653,672 -- --	(6)	-- -- 215,347	(4), (5)	-- -- --
Howard Sipzner Treasurer and Chief Financial Officer	2000 1999	$175,667 $56,667	$14,324 $71,066	(7)	$20,738 --	(7)	$324,370 $23,788	(7) (8)	175,000 --	(4)	-- --
Alan Merkur Vice President and Director of Acquisitions	2000 1999	$129,792 $116,000	$90,215 $51,713	(9)	$9,173 --	(9)	$80,592 --	(9)	-- --		-- --

1.

The dollar value of the difference between the price paid by the Named Executive Officer for the Common Stock (pursuant to the bonus deferral plan established by the Compensation Committee, whereby the Named Executive Officer may elect to receive restricted Common Stock at a 15% discount to the fair market value of the Common Stock in lieu of a cash bonus) and the fair market value of the Common Stock on the day of the purchase. The aggregate amount of any other perquisites and benefits is less than the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus, and is omitted.

2.		Restricted Stock Awards are shown at the fair market value at the time of the award.
3.

Mr. Katzman has elected to defer receipt of $219,238 of his $220,171 bonus in lieu of receiving 24,900 shares of restricted Common Stock at a 15% discount to the fair market value (90 day average closing price) on March 26, 2001 in accordance with the bonus deferral plan established by the Compensation Committee. The shares vest 50% on each of March 31, 2002 and March 31, 2003. The 15% discount is shown as Other Annual Compensation. Also includes 45,000 shares of restricted stock which were awarded to Mr. Katzman as additional compensation by the Board of Directors on January 1, 2000. 15,000 of these shares vested on December 31, 2000, while 50% of the remaining 30,000 shares vest on each of December 31, 2001 and December 31, 2002.

4.		Represents options granted under the 1995 Stock Option Plan.
5.		These options were repriced during 1998.
6.

Mr. Valero has elected to defer receipt of $164,689 of his $165,129 bonus in lieu of receiving 18,700 shares of restricted Common Stock at a 15% discount to the fair market value (90 day average closing price) on March 26, 2001 in accordance with the bonus deferral plan established by the Compensation Committee. The shares vest 50% on each of March 31, 2002 and March 31, 2003. The 15% discount is shown as Other Annual Compensation. Also includes 45,000 shares of restricted stock which were awarded to Mr. Valero as additional compensation by the Board of Directors on January 1, 2000. 15,000 of these shares vested on December 31, 2000, while 50% of the remaining 30,000 shares vest on each of December 31, 2001 and December 31, 2002.

7.

Mr. Sipzner has elected to defer receipt of $117,426 of his $131,750 bonus in lieu of receiving 14,000 shares of restricted Common Stock at a 15% discount to the fair market value (average of high and low trading price) on December 29, 2000 in accordance with the terms of his employment agreement. The shares vest 50% on each of March 19, 2002 and March 19, 2003. The 15% discount is shown as Other Annual Compensation. Also includes 18,000 shares of restricted stock which were awarded on March 15, 2001 to Mr. Sipzner as a long-term compensation award for 2000. These shares will vest 50% on each of March 15, 2002 and March 15, 2003.

8.

Reflects 2,529 shares of restricted stock which were awarded on March 15, 2000 to Mr. Sipzner as a long-term compensation award for 1999. 1,265 of these shares vested on March 15, 2001 and the remaining 1,264 shares will vest on March 15, 2002.

9.

Alan Merkur has elected to defer receipt of $51,973 of his $117,188 bonus in lieu of receiving 5,900 shares of restricted Common Stock at a 15% discount to the fair market value (90 day average closing price) on March 26, 2001 in accordance with the bonus deferral plan established by the Compensation Committee. The shares vest 50% on each of March 31, 2002 and March 31, 2003. The 15% discount is shown as Other Annual Compensation. Also includes 2,000 shares of restricted stock which were awarded to Mr. Merkur as additional compensation by the Board of Directors on July 1, 2000. 1,000 of these shares vested on December 31, 2000, while the remaining 1,000 shares will vest on December 31, 2001. Does not include 7,500 shares of restricted stock which were awarded on January 1, 2001 to Alan Merkur as additional compensation by the Board of Directors. Theses shares vest pro rata on each of December 31, 2001, 2002 and 2003. Mr. Merkur has received an additional $25,000 cash bonus in lieu of certain options to purchase Common Stock which options he elected to not receive.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

The following table sets forth certain information concerning (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2000 and (ii) unexercised stock options held by the Named Executive Officers as of December 31, 2000.

	Shares Acquired on	Value	Number of Unexercised Options Held as of December 31, 2000		Value of Unexercised In-the-Money Options as of December 31, 2000 (1)
Name	Exercise	Realized	Vested	Unvested	Vested	Unvested
Chaim Katzman	0	$0	287,984	0	$0	$0
Doron Valero	0	$0	237,847	7,500	$0	$0
Howard Sipzner	0	$0	43,750	131,250	$0	$0
Alan Merkur	0	$0	0	0	$0	$0

  The closing price of the Common Stock on December 29, 2000 as reported by The New York Stock Exchange was $9.875 per share. The value of Unexercised Options is calculated by multiplying (a) the difference between $9.875 and the option exercise price by (b) the number of shares of Common Stock underlying the option. All of the options held by Mr. Katzman, Mr. Valero and Mr. Sipzner have an exercise price higher than the closing price of the Common Stock on December 29, 2000 and have no value. Mr. Merkur held no options as of December 31, 2000.

Employment Contracts

Equity One has entered into employment agreements with Chaim Katzman, Chairman of the Board and Chief Executive Officer, and Doron Valero, President and Chief Operating Officer, each of which expires on December 31, 2003 (the "Employment Agreements"). Each of the Employment Agreements is automatically renewable for an additional seven-year term unless either party gives written notice of an intent not to renew. Pursuant to the Employment Agreements, Messrs. Katzman and Valero received initial base salaries of $240,000 and $180,000, respectively, which base salary is increased annually by the greater of 6% or the rate of increase of the Consumer Price Index for the year immediately preceding each anniversary of the agreements. In 1998, the annual increase was amended to equal the rate of increase of the Consumer Price Index for the prior year. The Employment Agreements provide that Messrs. Katzman and Valero may receive a bonus as determined by the Compensation Committee pursuant to the Employment Agreements. In the event either Mr. Katzman or Mr. Valero is terminated by Equity One without Cause (as defined in the Employment Agreements), the terminated executive shall receive all base compensation due under the remaining term of such Employment Agreement. Mr. Katzman's Employment Agreement also provides that upon termination without Cause (as defined) or upon the occurrence of a change in control, Mr. Katzman shall receive (i) a severance payment equal to two years of his current salary, (ii) vesting of all stock options granted to him, (iii) payment of legal fees and expenses incurred as a result of termination or change in control, and (iv) a "put" option to tender all of his shares of stock in Equity One at a specified price.

Effective September 1, 1999, Equity One entered into an employment agreement with Howard Sipzner, Chief Financial Officer and Treasurer, which expires on August 31, 2003 (the "Employment Agreement"). The Employment Agreement is automatically renewable for successive one-year terms unless either party gives written notice of its intent not to renew. Pursuant to the Employment Agreement, Mr. Sipzner receives an annual Base Salary (as defined) of $170,000, which Base Salary is increased to $187,000 on the first anniversary of the Employment Agreement. Thereafter, the Base Salary shall be increased annually by the rate of increase of the Consumer Price Index for the prior year. The Employment Agreement provides that Mr. Sipzner shall receive a cash bonus and a restricted Common Stock bonus based upon Equity One's performance relative to that of a peer group of real estate investment trusts. In the event Mr. Sipzner is terminated by Equity One without Cause (as defined in the Employment Agreement), Mr. Sipzner will receive (i) his Base Salary for 180 days from the date of such termination, (ii) his Incentive Compensation (as defined) calculated through the end of the 180-day period, and (iii) a lump sum payment equal to the Incentive Compensation paid in the preceding year plus the greater of (x) the prior year's Base Salary, or (y) one-half of the remaining Base Salary through the end of the Initial Term (as defined). In addition, all of Mr. Sipzner's unvested restricted stock shall vest.

Chief Executive Officer Compensation

Equity One's Chief Executive Officer has a compensation program that combines base salary, cash bonuses and long-term incentive compensation based on the growth of Equity One's funds from operations per share relative to the growth in funds from operations per share of a peer group of comparable real estate investment trusts. The Compensation Committee believes that linking a substantial portion of the Chief Executive Officer's total compensation to Equity One's performance will more closely align the interests of the Chief Executive Officer and the stockholders.

RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS

The Board of Directors of Equity One recommends that the appointment of Deloitte & Touche LLP, independent certified public accountants, as Equity One's auditors for the fiscal year ending December 31, 2001, be ratified by Equity One's stockholders. Deloitte & Touche LLP served as Equity One's independent auditors for the previous fiscal year ended December 31, 2000. Although the appointment of Deloitte & Touche LLP as independent auditors of Equity One does not require ratification, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of stockholders on this matter is advisory in nature and has no binding effect upon the Board of Director's appointment of Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be on hand at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return of the Common Stock since May 14, 1998, the date the Common Stock began trading on the New York Stock Exchange, assuming an initial $100 investment, with the (i) the New York Stock Exchange index prepared by Research Data Group, and (ii) the NAREIT Equity Index provided by Research Data Group:

Note: The lines represent quarterly index levels derived from compounded daily returns that include the reinvestment of all dividends. The indices are re-weighted daily, using the market capitalization on the previous tracking day. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used. The index level for all series was set to 100.00 on 5/14/98.

Performance Data
Index or Security	5/14/ 1998	6/30/ 1998	9/30/ 1998	12/30/ 1998	3/31/ 1999	6/30/ 1999	9/30/ 1999	12/31/ 1999	3/31/ 2000	6/30/ 2000	9/30/ 2000	12/31/ 2000
Equity One, Inc.	100.00	95.30	84.71	90.16	88.92	103.63	114.88	115.00	106.15	108.90	119.63	118.26
NYSE Stock Index	100.00	100.24	87.37	103.19	104.54	112.26	102.67	112.63	112.18	111.35	114.84	113.77
NAREIT Equity Index	100.00	98.63	88.25	85.68	81.55	89.77	82.55	81.72	83.67	92.49	99.56	103.26

CERTAIN TRANSACTIONS

Transfer of Assets and Related In-Kind Distribution

In May 1998, Equity One transferred certain assets to a newly-formed limited partnership (the "Partnership") in exchange for limited partnership interests (the "Partnership Interests"). A limited liability company of which Gazit-Globe (1982) and Gazit (1995) are members is the general partner of the Partnership. As part of this transaction, the Partnership granted Equity One an option, exercisable until May 2003, to purchase certain real property assets transferred by Equity One to the Partnership. Additionally, Equity One assigned to the Partnership a promissory note from Chaim Katzman in the original principal amount of $1.1 million, and a promissory note from Doron Valero, in the original principal amount of $396,000, together with the rights to the Common Stock securing such notes. Immediately prior to the consummation of its initial public offering in May 1998, Equity One distributed all of the Partnership Interests to its stockholders pro rata in proportion to their ownership of Common Stock. In December 1998, Equity One paid $1.7 million to exercise the option to purchase a vacant land parcel adjacent to the Equity One office building, one of the three real property assets transferred by Equity One to the Partnership.

Registration Rights

Pursuant to the terms of each of Chaim Katzman's and Doron Valero's Employment Agreements, such executives were granted registration rights with respect to the shares of Common Stock issuable to such executives under options granted pursuant to such Employment Agreements.

Pursuant to the terms of the Series C Warrants, the holders of the Series C Warrants were granted registration rights for the shares of Common Stock issuable upon the exercise of such warrants. Pursuant to a Registration Rights Agreement, Equity One has granted both demand and piggyback registration rights to each of Chaim Katzman, Gazit (1995), Gazit-Globe (1982) and Doron Valero with respect to the shares of Common Stock owned by them.

Pursuant to the terms of the subscription agreement by and between Equity One and Alony Hetz, Alony Hetz was granted demand and piggyback registration rights by Equity One for the shares of Common Stock issued pursuant to this subscription agreement, as well those shares issued upon the exercise of the Warrants granted to Alony Hetz.

Service Agreement

On January 1, 1996, Equity One and Gazit (1995), Inc. entered into an agreement whereby Chaim Katzman or any employee of Gazit (1995) or its affiliates may use Equity One's facilities, equipment, supplies and personnel to conduct Gazit (1995) and Mr. Katzman's business affairs for a quarterly user fee of $2,500. On January 1, 2000, the quarterly user fee was increased to $10,000 for the period January 1, 2000 through December 31, 2001 by mutual consent of the parties. Pursuant to this agreement, Gazit (1995) paid Equity One $10,000, $10,000 and $40,000 during the years ended December 31, 1998, 1999 and 2000, respectively.

Other

Equity One paid legal fees in the approximate amount of $149,000, $138,994 and $155,899 during the years ended December 31, 1998, 1999 and 2000, respectively, to the Law Office of Alan J. Marcus, the Secretary of Equity One.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at Equity One's 2002 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by Equity One at its executive offices by January 19, 2002 for inclusion in Equity One's proxy statement and form of proxy relating to such meeting.

Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year's annual meeting of stockholders or the date specified by an overriding advance notice provision in the company's bylaws. Equity One's bylaws require at least 60 days, but not more than 90 days advance notice of business to be brought before an annual meeting of stockholders. Accordingly, for Equity One's 2002 Annual Meeting of Stockholders, a stockholder must submit such written notice to the Corporate Secretary on or before March 23, 2002.

By Order of The Board of Directors

ALAN J. MARCUS
Secretary

North Miami Beach, Florida
April 25, 2001

Appendix A

Equity One, Inc.
Audit and Review Committee Charter

This Charter shall be reviewed, updated and approved annually by the Board of Directors.

Role and Independence

The Audit and Review Committee (the "Committee") of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and audited matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on an audit committee as set forth in the corporate governance standards of the New York Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Committee as chairperson. The chairperson shall be responsible for leadership of the Committee, including preparing the agenda, presiding over meetings, making Committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

Responsibilities

The Committee's primary responsibilities include:

    Recommending to the Board of Directors the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the Committee will request, on an annual basis, from the auditor a formal written affirmation that the auditor is in fact independent, discuss with the auditor any relationships or services that may impact the auditor's independence, and recommend to the Board of Directors any actions necessary to oversee the auditor's independence.

    Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit report, and providing the auditor full access to the Committee (and the Board of Directors) to report on any and all appropriate matters.

Providing guidance and oversight to the internal audit activities of the Company including reviewing the organization, plans and results of such activity.

    Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

  Reviewing with management and the independent auditor the quarterly financial information prior to the Company's filing of the Form 10-Q. This review may be performed by the Committee or by its chairperson.

Discussing with management, the internal auditors and the external auditors the quality and adequacy of the Company's internal controls.

Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

    Reporting Committee activities to the full Board of Directors and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the stockholders.

The Committee shall have an understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and to the Committee, as representatives of the stockholders.